NEWS RELEASE
                                   FOR MORE INFORMATION CONTACT
                                   Wayne H. Benson
                                   Chief Executive Officer
                                   --------------------------
                                   FOR IMMEDIATE RELEASE
                                   (618)395-8676

               COMMUNITY FINANCIAL CORP.
     ANNOUNCES APPOINTMENT OF ROGER A. CHARLESTON
         AS CHAIRMAN OF THE BOARD OF DIRECTORS

     Olney, Illinois - June 29, 1998. Community Financial Corp. (Nasdaq.nms: CFIC), the holding company for Community Bank & Trust, N.A., American Bank, Egyptian State Bank, Saline County State Bank, and MidAmerica Bank of St. Clair County, announced today that Charles M. DiCiro, who had been serving as Chairman of the Board, has resigned from the Board of Directors of the holding company and that Roger A. Charleston, who has been a director since 1989, has been named the new Chairman of the Board of the holding company. Colonel DiCiro will continue to serve as Chairman of the Board of Community Bank & Trust, N.A., the company's largest bank subsidiary, and was appointed a director emeritus of the holding company.

     Colonel DiCiro, who is 72 years old, resigned as director of the holding company so that he could devote more time to pursue other interests. "However, the appointment of Mr. Charleston will bring continuity and new vitality to the Company," said Colonel DiCiro. "I will continue to serve the Company through my continued role as Chairman of the Board of Community Bank & Trust, N.A."

     Community Financial Corp. serves southern Illinois through its five bank subsidiaries and reported consolidated assets of approximately $308.6 million, consolidated loans of approximately $157.5 million, and consolidated deposits of approximately $217.4 million based on March 31, 1998 financial information.